CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-169899) and Form S-8 (No. 333-176475) of International Shipholding Corporation of our report dated February 5, 2013 relating to the financial statements of U.S. United Ocean Services, LLC, which appears in the Current Report on Form 8-K/A of International Shipholding Corporation.

/S/ Warren Averett, LLC

Montgomery, Alabama

February 7, 2013